SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

FILED BY THE REGISTRANT ☒

FILED BY A PARTY OTHER THAN THE REGISTRANT ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant under Rule 14a-12

CASUAL MALE RETAIL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CASUAL MALE RETAIL GROUP, INC.

Notice of Annual Meeting of Stockholders

to be held on July 31, 2007

Notice is hereby given that the 2007 Annual Meeting of Stockholders of Casual Male Retail Group, Inc. (the “Company”) will be held at the offices of Greenberg Traurig, LLP, 200 Park Avenue, MetLife Building, 15th Floor, New York, New York at 10:00 A.M., local time, on Tuesday, July 31, 2007 for the following purposes:

1.	To elect eight directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending February 2, 2008.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These proposals are more fully described in the Proxy Statement following this Notice.

The Board of Directors recommends that you vote FOR the election of all eight nominees to serve as directors of the Company and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Along with the attached Proxy Statement, we are sending you copies of our Annual Report on Form 10-K for the fiscal year ended February 3, 2007.

The Board of Directors has fixed the close of business on June 1, 2007 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting. A list of the stockholders of record as of the close of business on June 1, 2007 will be available for inspection by any of our stockholders for any purpose germane to the Annual Meeting during normal business hours at our principal executive offices, 555 Turnpike Street, Canton, Massachusetts 02021, beginning on July 1, 2007 and at the Annual Meeting.

Stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, please mark, date, sign and return the enclosed proxy to ensure that your shares are represented at the Annual Meeting. Stockholders who attend the Annual Meeting may vote their shares personally, even though they have sent in proxies.

By order of the Board of Directors,

/s/ DENNIS R. HERNREICH
Dennis R. Hernreich
Secretary

Canton, Massachusetts

June 4, 2007

IMPORTANT: Please mark, date, sign and return the enclosed proxy as soon as possible. The proxy is revocable and it will not be used if you give written notice of revocation to the Secretary of the Company at 555 Turnpike Street, Canton, Massachusetts 02021, prior to the vote to be taken at the Annual Meeting, if you lodge a later-dated proxy or if you attend and vote at the Annual Meeting.

CASUAL MALE RETAIL GROUP, INC.

555 Turnpike Street

Canton, Massachusetts 02021

(781) 828-9300

Proxy Statement

Annual Meeting of Stockholders

July 31, 2007

USE OF PROXIES

This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about June 4, 2007, in connection with the solicitation by the Board of Directors of Casual Male Retail Group, Inc. (the “Company”) of proxies to be used at the Annual Meeting of Stockholders, to be held at the offices of Greenberg Traurig, LLP, 200 Park Avenue, MetLife Building, 15th Floor, New York, New York at 10:00 A.M, local time, on Tuesday, July 31, 2007 and at any and all adjournments thereof (the “Annual Meeting”). When proxies are returned properly executed, the shares represented will be voted in accordance with the stockholders’ instructions.

Stockholders are encouraged to vote on the matters to be considered. However, if no instructions have been specified by a stockholder, the shares covered by an executed proxy will be voted (i) FOR the election of all eight nominees to serve as directors of the Company, (ii) FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, and (iii) in the discretion of the proxies named in the proxy card with respect to any other matters properly brought before the Annual Meeting. Any stockholder may revoke such stockholder’s proxy at any time before it has been exercised by attending the Annual Meeting and voting in person or by filing with the Secretary of the Company either an instrument in writing revoking the proxy or another duly executed proxy bearing a later date.

Only holders of our common stock, par value $0.01 per share, of record at the close of business on June 1, 2007, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting. On that date, there were 41,518,390 shares of common stock issued and outstanding, excluding shares held by the Company in treasury. Each share is entitled to one vote at the Annual Meeting.

A plurality of the votes properly cast for the election of directors is required to elect directors, and a majority of the votes properly cast is required for all other matters, including the ratification of the appointment of our independent registered public accounting firm. No votes may be taken at the Annual Meeting, other than a vote to adjourn, unless a quorum, consisting of a majority of the shares of our common stock outstanding as of the record date, is present in person or represented by proxy at the Annual Meeting. Any stockholder who attends the Annual Meeting may not withhold such stockholder’s shares from the quorum count by declaring such shares absent from the Annual Meeting.

Shares voted to abstain or to withhold as to a particular matter, or as to which a nominee (such as a broker holding shares in street name for a beneficial owner) has no voting authority in respect of a particular matter, shall be deemed present for quorum purposes. Such shares, however, will not be deemed to be voting with respect to any matter presented at the Annual Meeting and will not count as votes for or against such matter. Votes will be tabulated by our transfer agent subject to the supervision of persons designated by the Board of Directors as inspectors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to persons known to us to be the beneficial owners of more than five percent of the issued and outstanding shares of our common stock as of May 22, 2007. We were informed that, except as indicated, each person has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such person, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)
Chilton Investment Company, LLC	8,586,470	(2)	20.68%
1266 East Main Street, 7th Floor
Stamford, Connecticut 06902

Seymour Holtzman	5,413,403	(3)	12.49%
100 N. Wilkes Barre Blvd.
Wilkes Barre, Pennsylvania 18702

FMR Corp.	4,370,528	(4)	10.53%
82 Devonshire Street
Boston, Massachusetts 02109

Baron Capital Group, Inc.	2,664,856	(5)	6.27%
767 Fifth Avenue
New York, New York 10153

S.A.C. Capital Advisors, LLC.	2,239,967	(6)	5.40%
72 Cummings Point Road
Stamford, Connecticut 06902

Bear Stearns Asset Management Inc.	2,191,479	(7)	5.28%
383 Madison Avenue
New York, New York 10179

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that are currently exercisable, or that become exercisable within 60 days, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 41,515,047 shares of our common stock outstanding as of May 22, 2007, plus securities deemed to be outstanding with respect to individual stockholders pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(2)	We received Amendment No. 3 to Schedule 13D dated April 12, 2007, stating that Chilton Investment Company, LLC was the beneficial owner of the number of shares of common stock set forth opposite its name in the table.
(3)	We received a Form 4 dated February 12, 2007, stating that Seymour Holtzman is the beneficial owner of 5,413,403 shares of our common stock. Includes 1,743,334 shares subject to options exercisable within 60 days. Includes 80,000 shares subject to warrants exercisable within 60 days.
(4)	We received Amendment No. 1 to Schedule 13G dated March 12, 2007, stating that FMR Corp. was the beneficial owner of the number of shares of common stock set forth opposite its name in the table.

(5)	We received Amendment No. 4 to Schedule 13G dated February 14, 2007, stating that Baron Capital Group, Inc. was the beneficial owner of the number of shares of common stock set forth opposite its name in the table. Includes 982,353 shares subject to warrants exercisable within 60 days.
(6)	We received Amendment No. 1 to Schedule 13G dated December 31, 2006, stating that S.A.C. Capital Advisors, LLC was the beneficial owner of the number of shares of common stock set forth opposite its name in the table.
(7)	We received Schedule 13G dated December 31, 2006 stating that Bear Stearns Asset Management Inc. was the beneficial owner of the number of shares of common stock set forth opposite its name in the table.

Security Ownership of Management

The following table sets forth certain information as of May 22, 2007, with respect to our directors, our Named Executive Officers (as defined below under “Executive Compensation”) and our directors and executive officers as a group. Except as indicated, each person has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such person, subject to community property laws where applicable.

Name and Title	Number of Shares Beneficially Owned		Percent of Class(1)
Seymour Holtzman	5,413,403	(2)	12.49%
Chairman of the Board and Director
David A. Levin	1,189,512	(3)	2.80%
Chief Executive Officer, President and Director
Dennis R. Hernreich	570,534	(4)	1.36%
Chief Financial Officer, Executive Vice President,
Chief Operating Officer and Treasurer
Linda B. Carlo	60,000	(5)	*
Executive Vice President of Business Development
& Direct-to-Consumer
Walter E. Sprague	20,000	(6)	*
Senior Vice President of Human Resources
Jack McKinney	15,000	(7)	*
Senior Vice President and Chief Information Officer
Robert L. Sockolov, Director	171,000		*
Alan S. Bernikow, Director	84,557	(8)	*
Jesse Choper, Director	167,923	(9)	*
Ward K. Mooney, Director	14,816	(10)	*
George T. Porter, Jr., Director	150,712	(11)	*
Mitchell S. Presser, Director	5,398	(12)	*
Directors and Executive Officers as a group (14 persons)	7,873,855	(13)	17.41%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that are currently exercisable, or that become exercisable within 60 days, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 41,515,047 shares of our common stock outstanding as of May 22, 2007, plus securities deemed to be outstanding with respect to individual stockholders pursuant to Rule 13d-3(d)(1) under the Exchange Act.

(2)	Includes 1,743,334 shares subject to stock options and 80,000 shares subject to warrants, in each case exercisable within 60 days.
(3)	Includes 991,667 shares subject to stock options exercisable within 60 days and 3,539 shares held pursuant to his Casual Male Retail Group 401k Plan.
(4)	Includes 518,334 shares subject to stock options exercisable within 60 days.
(5)	Includes 58,000 shares subject to stock options exercisable within 60 days.
(6)	Includes 20,000 shares subject to stock options exercisable within 60 days.
(7)	Includes 15,000 shares subject to stock options exercisable within 60 days.
(8)	Includes 68,334 shares subject to stock options exercisable within 60 days and 4,000 shares subject to warrants exercisable within 60 days.
(9)	Includes 113,334 shares subject to stock options exercisable within 60 days.
(10)	Includes 13,334 shares subject to stock options exercisable within 60 days.
(11)	Includes 83,334 shares subject to stock options exercisable within 60 days.
(12)	Includes 5,000 shares subject to stock options exercisable within 60 days.
(13)	Includes 3,639,671 shares subject to stock options and 84,000 shares subject to warrants exercisable within 60 days.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors, in accordance with our By-Laws, as amended (the “By-Laws”), has set the number of members of our Board of Directors at nine. At the Annual Meeting, eight nominees are to be elected to serve on the Board until the 2008 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified (leaving one vacancy). All of the nominees currently serve as members of our Board of Directors. Unless a proxy shall specify that it is not to be voted for a nominee, it is intended that the shares represented by each duly executed and returned proxy will be voted in favor of the election as directors of Seymour Holtzman, David A. Levin, Alan S. Bernikow, Jesse Choper, Ward K. Mooney, George T. Porter Jr., Mitchell S. Presser and Robert L. Sockolov. The Board of Directors does not intend to nominate an individual to fill the vacancy at this time, although, in accordance with our By-Laws, new directors could be named at a later date following the Annual Meeting. Any such director would serve on the Board until the 2008 Annual Meeting and until his or her successor has been duly elected and qualified. Although management expects all nominees to accept nomination and to serve if elected, proxies will be voted for a substitute if a nominee is unable or unwilling to accept nomination or election. Cumulative voting is not permitted.

The Board of Directors unanimously recommends that you vote FOR the election of the eight individuals named below as directors of our Company.

Set forth below is certain information regarding our nominees for directors, including information furnished by them as to their principal occupations and business experience for the past five years, certain directorships held by each director, their respective ages as of May 22, 2007 and the year in which each became a director of our Company:

Name	Age	Position	Director Since
Seymour Holtzman	71	Chairman of the Board and Director(1)	2000
David A. Levin	56	President, Chief Executive Officer and Director	2000
Alan S. Bernikow	66	Director(2),(3)	2003
Jesse Choper	71	Director(2),(3),(4)	1999
Ward K. Mooney	58	Director(4) (5)	2006
George T. Porter, Jr.	60	Director(2),(4)	1999
Mitchell S. Presser	42	Director(3) (5)	2007
Robert L. Sockolov	76	Director	2004

(1)	Current member of the Investor Relations Committee.
(2)	Current member of the Audit Committee.
(3)	Current member of the Nominating and Corporate Governance Committee.
(4)	Current member of the Compensation Committee.
(5)	On May 11, 2007, Mr. Mooney was appointed a member of the Compensation Committee and Mr. Presser was appointed a member of the Nominating and Corporate Governance Committee.

Seymour Holtzman, has been a director since April 7, 2000 and Chairman of the Board since April 11, 2000. On May 25, 2001, the Board of Directors hired Mr. Holtzman as an employee. Mr. Holtzman has been involved in the retail business for over 30 years. For many years, he has been the President and Chief Executive Officer of Jewelcor, Incorporated, a former New York Stock Exchange listed company that operated a chain of retail stores. From 1986 to 1988, Mr. Holtzman was Chairman of the Board and Chief Executive Officer of Gruen Marketing Corporation, an American Stock Exchange listed company involved in the nationwide distribution of watches. For at least the last five years, Mr. Holtzman has operated Jewelcor Management, Inc., a private company primarily involved in investment and management services. Mr. Holtzman is currently the Chief Executive Officer and Co-Chairman of the Board of George Foreman Enterprises, Inc. (OTCBB:”GFME.PK”), formerly MM Companies, Inc.; and Chairman of the Board of Web.com, Inc. (OTC: “WWWW”), formerly Interland, Inc.

David A. Levin has been our President and Chief Executive Officer since April 10, 2000 and a director since April 11, 2000. From 1999 to 2000, he served as the Executive Vice President of eOutlet.com. Mr. Levin was President of Camp Coleman, a division of The Coleman Company, from 1998 to 1999. Prior to that, Mr. Levin was President of Parade of Shoes, a division of J. Baker, Inc., from 1995 to 1997. Mr. Levin was also President of Prestige Fragrance & Cosmetics, a division of Revlon, Inc., from 1991 to 1995. Mr. Levin has worked in the retail industry for over 30 years.

Alan S. Bernikow has been a director since June 29, 2003. From 1998 until his retirement in May 2003, Mr. Bernikow was the Deputy Chief Executive Officer at Deloitte & Touche LLP where he was responsible for assisting the firm on special projects such as firm mergers and acquisitions, litigation matters and partner affairs. Mr. Bernikow joined Touche Ross, the predecessor firm of Deloitte & Touche LLP, in 1977, prior to which Mr. Bernikow was the National Administrative Partner in Charge for the accounting firm of J.K. Lasser & Company. Mr. Bernikow is a member of the Board of Directors and Chairman of the Audit Committee of Revlon, Inc.; a member of the Board of Directors of Revlon Consumer Products Corporations; a member of the Board of Directors and Chairman of the Audit Committee of Mack-Cali; a member of the Board of Directors and Chairman of the Audit Committee of UBS Global Asset Management Inc., a wholly owned subsidiary of UBS AG; a member of the Board of Directors and Chairman of the Audit Committee of the FOJP Service Corporation; a member of the Board of Directors and Chairman of the Audit Committee of Saint Vincent Catholic Medical Centers; and a member of the Executive Board for The Sass Foundation Medical Research, Inc.

Jesse Choper has been a director since October 8, 1999. Mr. Choper is the Earl Warren Professor of Public Law at the University of California at Berkeley School of Law, where he has taught since 1965. From 1960 to 1961, Professor Choper was a law clerk for Supreme Court Chief Justice Earl Warren. Mr. Choper is a member of the Board of Directors of George Foreman Enterprises, Inc. (OTCBB: “GFME.PK”)

Ward K. Mooney has been a director since July 31, 2006. Since 2005, Mr. Mooney has been the Executive Managing Director of Crystal Capital Fund. Prior to that, Mr. Mooney was the President of Bank of America Retail Finance Group and Chief Operating Officer of Back Bay Capital, both of which were formerly Bank of Boston businesses which Mr. Mooney founded. Mr. Mooney currently serves on the executive committee of the Turnaround Management Association and serves on the board of advisors of the business school at Elon University, as well as the American Repertory Theatre.

George T. Porter, Jr. has been a director since October 28, 1999. Mr. Porter was President of Levi’s USA for Levi Strauss & Co. from 1994 to 1997. Beginning in 1974, Mr. Porter held various positions at Levi Strauss & Co., including President of Levi’s Men’s Jeans Division. Mr. Porter was also Corporate Vice President and General Manager of Nike USA from 1997 to 1998.

Mitchell S. Presser was recently appointed a director on May 1, 2007. Since November 2006, Mr. Presser has been the Managing Director of Fox Paine Management III, LLC, a private equity firm. Prior to that, Mr. Presser was a law partner with Wachtell, Lipton, Rosen & Katz.

Robert L. Sockolov has been a director since October 27, 2004. In connection with our acquisition of Rochester Big & Tall Clothing (“Rochester”), Mr. Sockolov was appointed as a director and also appointed Chief Executive Officer of the Rochester division, a position he held until November 15, 2006. Prior to joining us, Mr. Sockolov had been with Rochester since 1951 and, since 1967, was Rochester’s President and Chief Executive Officer.

All directors hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal.

Non-Director Executive Officers

Dennis R. Hernreich, 50, has been our Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer since September 2002. Prior to that, Mr. Hernreich served as our Senior Vice President, Chief Financial Officer and Treasurer upon joining us on September 5, 2000. Prior to joining our Company, from 1996 through 1999, Mr. Hernreich held the position of Senior Vice President and Chief Financial Officer of Loehmann’s Inc., a national retailer of women’s apparel. From 1999 to August 2000, Mr. Hernreich was Senior Vice President and Chief Financial Officer of Pennsylvania Fashions, Inc., a 275-store retail outlet chain operating under the name Rue 21.

Linda B. Carlo, 60, has been our Executive Vice President of Business Development & Direct to Consumer since June 2005. From August 2003 through June 2005, Ms. Carlo was the Executive Vice President, General Merchandise Manager of the Casual Male division. Prior to joining our Company, from 2002 to 2003, Ms. Carlo served as the General Manager for the Jessica London Catalog, a division of Chadwick of Boston/Brylane. Prior to that, Ms. Carlo was the Vice President, Divisional Merchandise Manager at Lane Bryant, a division of The Limited, Inc. from 1998 to 2002.

Ric Della Bernarda, 46, has been our Senior Vice President, Chief Marketing Officer since May 2007. Prior to that, Mr. Della Bernarda was our Senior Vice President of Marketing since June 2002. Mr. Della Bernarda began his career with Casual Male Corp. in 1992 and joined our Company in May 2002 as part of our acquisition of Casual Male Corp.

Sheri A. Knight, 44, joined us in June 2006 as our Senior Vice President of Finance and Corporate Controller. Prior to that, Ms. Knight was the Vice President and Controller for Filene’s Department Stores, a division of May Department Stores Company, Inc., from 2004 to 2006. From 1998 to 2004, Ms. Knight was the Divisional Vice President and Assistant Controller for Filene’s Department Stores.

Walter E. Sprague, 58, has been our Senior Vice President of Human Resources since May 2006. From August 2003 through April 2006, Mr. Sprague was our Vice President of Human Resources. Prior to joining our Company, Mr. Sprague was the Managing Director Northeast, for Marc-Allen Associates, a nationwide executive recruiting firm. From 1996 to 2002 Mr. Sprague was the Assistant Vice President – Senior Director of Human Resources for Foot Locker Inc. and prior to that the Assistant Vice President – Senior Director of Human Resources of Human Resources for Woolworth Corporation, the predecessor company to Foot Locker Inc.

Jack R. McKinney, 51, has been our Senior Vice President and Chief Information Officer since June 2002. Mr. McKinney began his career with Casual Male Corp. in 1997 and joined our Company in May 2002 as part of our acquisition of Casual Male Corp.

There are no family relationships between any of our directors and executive officers.

CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors is currently comprised of eight members (there is currently one vacancy which will not be filled at the Annual Meeting). A majority of the members of the Board are “independent” under the rules of the Nasdaq Global Market (“Nasdaq”). The Board has determined that the following directors are independent: Messrs. Bernikow, Choper, Mooney, Porter and Presser.

Our Board of Directors met twelve times during our fiscal year ended February 3, 2007 (“fiscal 2006”). Each of the directors attended at least 75 percent of the aggregate of the total meetings of the Board and the total meetings of the committees of the Board on which each director served.

We believe that it is important for and we encourage the members of our Board of Directors to attend Annual Meetings of Stockholders. Last year, all members of the Board of Directors attended the Annual Meeting of Stockholders held on July 31, 2006.

Committees of the Board

Our Board of Directors has four standing committees: the Nominating and Corporate Governance Committee, the Audit Committee, the Compensation Committee and the Investor Relations Committee. The Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee are each comprised of directors who are “independent” under the rules of Nasdaq.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has a written charter, which can be found under “Corporate Governance” on the Investor Relations page of our website at www.casualmaleXL.com. The Committee was established to perform functions related to governance of our Company, including, but not limited to, planning for the succession of our CEO and such other officers as the Committee shall determine from time to time, recommending to the Board of Directors individuals to stand for election as directors, overseeing and recommending the selection and composition of committees of the Board of Directors, and developing and recommending to the Board of Directors a set of corporate governance principles applicable to our Company. The present members of the Nominating and Corporate Governance Committee are Messrs. Choper, Bernikow and Presser, each of whom is “independent” under the rules of Nasdaq (Mr. Presser was appointed to the Committee on May 11, 2007). The Nominating and Corporate Governance Committee did not formally meet during fiscal 2006, although the members held various informal meetings and conversations during last year’s nomination process.

The Board’s current policy with regard to the consideration of director candidates recommended by stockholders is that the Nominating and Corporate Governance Committee will review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by the Committee (the current procedures are described below), and conduct inquiries it deems appropriate. The Nominating and Corporate Governance Committee will consider for nomination any such proposed director candidate who is deemed qualified by the Nominating and Corporate Governance Committee in light of the minimum qualifications and other criteria for Board membership approved by the Committee from time to time.

At a minimum, the Nominating and Corporate Governance Committee must be satisfied that each nominee, both those recommended by the Committee and those recommended by stockholders, meets the following minimum qualifications:

•	The nominee should have a reputation for integrity, honesty and adherence to high ethical standards.

•

The nominee should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and should be willing and able to contribute positively to our decision-making process.

•	The nominee should have a commitment to understand our Company and our industry and to regularly attend and participate in meetings of the Board and its committees.

•

The nominee should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of ours, which includes stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all of our stakeholders.

•

The nominee should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director.

The current procedures to be followed by stockholders in submitting recommendations for director candidates are as follows:

1. All stockholder recommendations for director candidates must be submitted to the Secretary at our corporate offices located at 555 Turnpike Street, Canton, Massachusetts, 02021 who will forward all recommendations to the Nominating and Corporate Governance Committee.

2. All stockholder recommendations for director candidates must be submitted to us not less than 120 calendar days prior to the date on which our proxy statement was released to stockholders in connection with our previous year’s annual meeting.

3. All stockholder recommendations for director candidates must include the following information:

a. The name and address of record of the stockholder.

b. A representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act.

c. The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate.

d. A description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time.

e. A description of all arrangements or understandings between the stockholder and the proposed director candidate.

f. The consent of the proposed director candidate (i) to be named in the proxy statement relating to our annual meeting of stockholders and (ii) to serve as a director if elected at such annual meeting.

g. Any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Except where we are legally required by contract or otherwise to provide third parties with the ability to nominate directors, the Nominating and Corporate Governance Committee is responsible for identifying and evaluating individuals, including nominees recommended by stockholders, believed to be qualified to become Board members and recommending to the Board the persons to be nominated by the Board for election as directors at any annual or special meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board. The Committee may solicit recommendations from any or all of the following sources: non-management directors, the CEO, other executive officers, third-party search firms or any other source it deems appropriate. The Committee will review and evaluate the qualifications of any such proposed director candidate, and conduct inquiries it deems appropriate. The Committee will evaluate all such proposed director candidates in the same manner, with no regard to the source of the initial recommendation of such proposed director candidate. Accordingly, there are no differences in the manner in which the Nominating and Corporate Governance evaluates director nominees recommended by stockholders. In identifying and evaluating candidates for membership on the Board of Directors, the Committee will take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the candidate would fill a present need on the Board of Directors.

Mitchell S. Presser was recommended to the Nominating and Corporate Governance Committee as a potential candidate for director by our Chairman, Seymour Holtzman. The Nominating and Corporate Governance Committee evaluated Mr. Presser based on the criteria above and determined that he was qualified to serve as a director of our Company. The Nominating and Corporate Governance Committee recommended Mr. Presser to our full Board of Directors and, on May 1, 2007, Mr. Presser was appointed as a director.

Audit Committee

We have a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Exchange Act. The Audit Committee is currently comprised of Messrs. Choper, Bernikow and Porter. Each of the members of the Audit Committee is independent, as independence for audit committee members is defined under the rules of Nasdaq. In addition, the Board of Directors has determined that Mr. Bernikow is an “audit committee financial expert” under the rules of the SEC.

The Audit Committee operates under a written charter, which can be found under “Corporate Governance” on the Investor Relations page of our website at www.casualmaleXL.com.

The purpose of the Audit Committee is to (i) assist the Board of Directors in fulfilling its oversight responsibilities to the shareholders, potential shareholders and the investment community; (ii) oversee the audits of our financial statements and our relationship with our independent registered public accounting firm; (iii) promote and further the integrity of our financial statements and oversee the qualifications, independence and performance of our independent registered public accounting firm (including being solely responsible for appointing, determining the scope of, evaluating and, when necessary, terminating the relationship with the independent registered public accounting firm); and (iv) provide the Board of Directors and the independent registered public accounting firm, unfiltered access to each other on a regular basis. The Audit Committee meets at least quarterly and as often as it deems necessary in order to perform its responsibilities. During fiscal 2006, the Audit Committee met six times.

For additional information regarding the Audit Committee, see the “Report of the Audit Committee” included elsewhere in this Proxy Statement.

Compensation Committee

The Compensation Committee meets periodically to review executive and employee compensation and benefits (including stock-based compensation awards under our equity incentive plans), supervises benefit plans and makes recommendations regarding compensation, benefits and benefit plans to the Board of Directors. The Compensation Committee met seven times during fiscal 2006. The present members of the Compensation Committee are Messrs. Choper, Mooney and Porter, each of whom is “independent” under the rules of Nasdaq (Mr. Mooney was appointed to the Committee on May 11, 2007).

The Compensation Committee operates under a written charter, which can be found under “Corporate Governance” on the Investor Relations page of our website at www.casualmaleXL.com.

The Compensation Discussion and Analysis recommended by the Compensation Committee to be included in the Proxy Statement begins on page 14 of this Proxy Statement. Among other things, the Compensation Discussion and Analysis describes in greater detail the Compensation Committee’s role in the executive compensation process.

Director Compensation

The Compensation Committee is responsible for reviewing and making recommendations to our Board of Directors with respect to the compensation paid to our non-employee directors. Annually since 2001, our non-employee directors have elected to receive their directors’ fees, on a current or deferred basis, in shares of our common stock. Each director enters into an irrevocable agreement with us in advance of the beginning of a calendar year if they wish to receive common stock in lieu of cash. During fiscal 2006, with the exception of one telephonic meeting for which the directors received cash, all non-employee directors elected to receive their directors’ fees in shares of our common stock.

Through July 30, 2006, our non-employee directors were paid $3,000 plus expenses for each meeting of the Board of Directors. On July 31, 2006, the Board of Directors approved an increase in compensation payable to non-employee directors for each meeting of the Board of Directors. Effective July 31, 2006, each non-employee director receives $4,000 for each meeting of the Board of Directors. During fiscal 2006, non-employee directors received $3,000 plus expenses for each committee meeting they attended and $500 for certain telephonic board or committee meetings. In addition, the Chairman of the Audit Committee receives an additional cash payment of $10,000 on an annual basis for serving in such capacity.

During fiscal 2006, our non-employee directors were also entitled to receive a stock option to purchase 15,000 shares of our common stock upon such director’s initial election and a stock option to purchase 25,000 shares of our common stock upon such director’s re-election. The stock options become exercisable in three equal annual installments, with the first third vesting on the date of grant. All options are granted with a term of ten years and have an exercise price equal to the closing price of the common stock on the date of grant.

The Compensation Committee’s goal is to maintain a level of compensation paid to our non-employee directors that is in the median of the companies within our peer group as well as similarly sized companies. The standard board meeting fee of $4,000 for each meeting and $3,000 per committee meeting is higher than our peer median; however, because a significant number of meetings are telephonic, and unlike several in our peer group, we do not pay our directors an annual retainer, in aggregate the total compensation paid to our non-employee directors is within our peer median.

Director Compensation Table

The following table sets forth the compensation paid to our non-employee directors during fiscal 2006. David A. Levin and Robert L. Sockolov are not included in the following table as they were Named Executives Officers (as defined below under Executive Compensation) for fiscal 2006 and, accordingly, received no compensation for their services as directors. The compensation received by Mr. Levin and Mr. Sockolov as employees of our Company is shown below in the “Summary Compensation Table.”

2006 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Seymour Holtzman, Chairman(3)	$—	$—	$153,200	$620,712	(4)	—	$699,000	(5)	$1,472,912
Alan S. Bernikow	$25,913	—	$24,625	—		—	—		$50,538
Jesse Choper	$41,881	—	$24,625	—		—	—		$66,506
James P. Frain(6)	$7,483	—	—	—		—	—		$7,483
Ward K. Mooney	$10,457	—	$39,400	—		—	—		$49,857
George T. Porter, Jr.	$31,391	—	$24,625	—		—	—		$56,016
Mitchell S. Pressler(7)	—	—	—	—		—	—		$—

(1)	In accordance with each directors’ irrevocable election to receive their directors’ fees in shares of our common stock, this column includes the dollar value of the unrestricted shares of our common stock issued to each director. The number of shares issued as payment for a director fee earned is determined by taking the director fee earned and dividing by the closing price of our common stock on the day of each respective meeting. Any fractional share amounts are de minimis and forfeited by the directors. During fiscal 2006, Messrs. Bernikow, Choper, Frain, Mooney and Porter received unrestricted shares of our stock valued at $25,413 (2,417 shares in total), $31,381 (3,036 shares in total), $7,483 (832 shares in total), $10,457 (824 shares in total) and $30,891 (3,001 shares in total), respectively, as director compensation. In August 2006, Messrs. Bernikow, Choper and Porter each received a cash payment of $500 for a telephonic meeting that was held. As a result of us adopting a new equity compensation plan on July 31, 2006, we were unable to issue the directors shares from this plan until we had properly registered the shares under the 2006 Incentive Compensation Plan with the SEC. In addition to compensation received for board meetings and committee meetings, Mr. Choper also received a cash payment of $10,000 for serving as Chairman of the Audit Committee. Mr. Holtzman did not receive any payment for director meetings.
(2)

The amounts shown in this column for option awards represent the accounting expense that we recognized under FASB Statement No. 123R during fiscal 2006, not the actual amounts paid to or realized by the directors. The assumptions used in the calculation of these amounts pursuant to FAS 123R are included in

Note A to the Consolidated Notes to the Financial Statements included in our Form 10-K for the fiscal year ended February 3, 2007. In the fourth quarter of fiscal 2005, we accelerated the vesting of all outstanding options prior to our adoption of FAS 123R; accordingly, the only expense that we incurred in fiscal 2006 were for stock options granted in fiscal 2006. The grant date fair value of the options granted during fiscal 2006 was $611,200 for Mr. Holtzman, $98,500 for each of Messrs. Bernikow, Choper and Porter and $157,600 for Mr. Mooney. The grant date fair value is spread over the number of months of service required for the grant to vest. Mr. Holtzman’s option vests ratably over 3 years with the first one-third vesting on the first anniversary from the date of grant. Messrs. Bernikow, Choper, Porter and Mooney’s options vest in three equal installments, with the first one-third vesting on the date of grant. Each director has the following number of stock options outstanding at February 3, 2007: Mr. Holtzman 1,850,000; Mr. Bernikow: 85,000; Mr. Choper: 130,000; Mr. Mooney 40,000; and Mr. Porter 100,000. Mr. Frain and Mr. Presser had no options outstanding at February 3, 2007.

(3)	During fiscal 2006, Mr. Holtzman received compensation from us both directly (as an employee of our Company) and indirectly (as a consultant pursuant to a consulting agreement we have with Jewelcor Management Inc. (“JMI”)). Mr. Holtzman is the president and chief executive officer and, together with his wife, indirectly, the majority shareholder of JMI. There were no services performed on behalf of the Company by JMI, other than those performed by Mr. Holtzman. See below for our discussion of the compensation paid to Mr. Holtzman under “Chairman Compensation.”
(4)	Mr. Holtzman was entitled to receive a cash bonus for fiscal 2006 ranging from 80% to 150% of a bonus target of $575,000 if we achieved a certain range of EBITDA (earnings before interest, taxes and depreciation and amortization) for fiscal 2006; accordingly, in April 2007, we paid a cash bonus of $620,712 for fiscal 2006.
(5)	All Other Compensation for Mr. Holtzman includes: (i) annual compensation paid to Mr. Holtzman of $513,000, of which $489,000 was paid to JMI, (ii) reimbursement of out-of-pocket expenses to JMI of $24,000, (iii) reimbursement of legal costs incurred by JMI in connection with JMI’s successful defense of a Section 16 claim involving our securities of $112,000 and (iv) $50,000 as consideration to JMI for the upward adjustment of the exercise price of warrants issued to JMI in connection with our fiscal 2003 private placement of our 12% senior subordinated notes due 2010.
(6)	Mr. Frain did not stand for re-election at our 2006 Annual Meeting of Stockholders and, accordingly, ceased serving on our Board on July 31, 2006.
(7)	Mr. Presser was appointed a director of our Company on May 1, 2007 and, accordingly, received no compensation for fiscal 2006.

Chairman Compensation

During fiscal 2006, our Compensation Committee engaged a leading independent firm which specializes in benefits and compensation to review our current compensation and benefit program for our executives. As part of that review, the firm also reviewed and evaluated the compensation that we paid to Mr. Holtzman, either directly or indirectly through Jewelcor Management Inc. (“JMI”). Mr. Holtzman is the president and chief executive officer and, together with his wife, indirectly, the majority shareholder of JMI. Based on this compensation review, on May 26, 2006 the Compensation Committee increased Mr. Holtzman’s annual compensation (direct and indirect) to $551,000 plus an annual stock option grant of an option to purchase 160,000 shares of our common stock; the 2006 award had a grant date fair value of $611,200. In addition, Mr. Holtzman earned a cash bonus of $620,712. The majority of Mr. Holtzman’s compensation was earned indirectly through a consulting agreement with JMI dated April 29, 2000, as amended. See the 2006 Director Compensation Table above for details on compensation paid to Mr. Holtzman and JMI in fiscal 2006.

In February 2007, the Compensation Committee granted to Mr. Holtzman an option to purchase 136,427 shares of our common stock at an exercise price of $12.35, the closing price of our common stock on the date of grant. The grant date fair value of the award was $594,822 and the option vests ratably over 3 years with the first one-third vesting on the first anniversary of the date of grant.

In May 2007, the Board of Directors, at the recommendation of the Compensation Committee amended the compensation paid to Mr. Holtzman to $575,000, with no further stock option awards or participation in our Key-Executive performance-based cash incentive program for fiscal 2007. All of Mr. Holtzman’s compensation is to be paid through the consulting agreement with JMI, the term of which was amended from an automatic three-year renewal to a fixed two-year term expiring on April 28, 2009.

The Compensation Committee believes that the services that Mr. Holtzman provides to us are comparable to that of our Key Executives, and accordingly, the aggregate compensation package paid to Mr. Holtzman (both directly and indirectly) is determined using many of the same metrics and benchmarks as for our Key Executives. The consulting company reviewed the overall compensation paid to Mr. Holtzman, both directly and indirectly, together with the compensation paid to both Mr. Levin and Mr. Hernreich and concluded that the total aggregate compensation paid to these three individuals, including JMI, was comparable to similar management teams within our peer group and the compensation in aggregate was at the peer median.

Compensation Committee Interlocks and Insider Participation

For fiscal 2006, the members of the Compensation Committee were Messrs. Choper and Porter. Persons serving on the Compensation Committee had no relationships with our Company in fiscal 2006 other than their relationship to us as directors entitled to the receipt of standard compensation as directors and members of certain committees of the Board and their relationship to us as beneficial owners of shares of our common stock and options exercisable for shares of common stock. No person serving on the Compensation Committee or on the Board of Directors is an executive officer of another entity for which an executive officer of ours serves on such entity’s board of directors or compensation committee.

Code of Ethics

We have adopted a Code of Ethics which applies to our directors, Chief Executive Officer and Chief Financial Officer, as well as our other senior financial officers. The full text of the Code of Ethics can be found under Corporate Governance on the Investor Relations page of the our corporate web site, which is at www.casualmaleXL.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the compensation paid to our key executives which includes our Chief Executive Officer and our Chief Financial Officer (“Key Executives”) as well as our next three most highly-compensated executive officers and two former executive officers who would have been included in our next three most highly-compensated executive officers had they still been employed with us at the end of fiscal 2006 (“Senior Executives”). The Key Executives and the Senior Executives are collectively referred to as our “Named Executive Officers.”

Our Key Executives are David A. Levin, President and Chief Executive Officer, and Dennis R. Hernreich, Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer. Our Senior Executives include Linda B. Carlo, Executive Vice President, Business Development & Direct-to-Consumer; Jack R. McKinney, Senior Vice President, Chief Information Officer; and Walter E. Sprague, Senior Vice President, Human Resources. While employed with us and prior to their departure, Joseph H. Cornely, III, Former Executive Vice President, Director of Store Development, and Robert L. Sockolov, Former Chief Executive Officer of the Rochester Division and current Director, were also Senior Executives.

Responsibility of the Compensation Committee

The responsibility of our Compensation Committee is to establish, implement and continually monitor adherence to our compensation philosophy, ensuring that the total compensation is fair, reasonable and competitive. See “Compensation Committee Process” below.

Executive Compensation Philosophy and Objectives

The primary objective of the Compensation Committee is to attract, retain and motivate the best possible executive talent. The Compensation Committee believes that the most effective executive compensation program is one designed to:

•	Reward the achievement of specific annual, long-term and strategic goals through a combination of both cash and stock-based compensation;

•	Align the executives’ interests with those of our stockholders; and

•

Evaluate both performance and compensation to ensure that we maintain our ability to attract and retain talented executives and that compensation to such executives remains competitive relative to compensation paid to similar executives of our peer companies.

Since the acquisition of Casual Male in fiscal 2002, we have been working on a strategic plan to grow our Casual Male business and re-establish the Casual Male brand within the marketplace. With our business in a turnaround status we sometimes had to pay more than the industry median to attract the high level of talent we were looking for. A significant portion of our executives’ past compensation was tied directly to the successful execution and implementation of these strategic turnaround initiatives. With our successful turnaround complete, our Compensation Committee wants to ensure that we remain competitive with our peers by continuing to offer our executives a strong compensation package that rewards not only annual performance goals but long-term goals and objectives as well. When reviewing compensation, the Compensation Committee evaluates the pay structure in two primary ways: “total cash compensation” and “total direct compensation”. The total cash compensation, which consists of the executive’s base salary and annual performance-based cash bonuses, is generally tied to our annual performance targets such as sales growth, operating margin increases and individual goals. The total direct compensation includes the total cash compensation plus the present value of any long-term equity awards and is geared toward achieving our long-term objectives of increased market share and stockholder returns.

Accordingly, our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our Company and our stockholders. In this regard, (i) we provide cash compensation in the form of base salary to meet competitive salary norms and reward good performance on an annual basis and in the form of bonus compensation to reward superior performance against specific short-term goals and (ii) we provide non-cash compensation to reward superior performance against specific objectives and long-term strategic goals.

With respect to the overall compensation paid to our Key Executives, the Compensation Committee’s objective is to aim toward a total direct compensation amount that is within our peer median if we are able to achieve financial targets, both short-term and long-term. As such, the Compensation Committee’s objective is to allocate the Key Executive’s total direct compensation equally between base salary, short-term rewards and long-term rewards.

The Compensation Committee’s overall objectives for its Senior Executives is to provide them with a competitive base salary while providing them with a generous opportunity for long-term compensation if our Company meets or exceeds its financial targets, such as sales, profitability and overall operating margins.

The Committee’s compensation philosophy for fiscal 2006 was developed to achieve three primary business objectives: (i) increase our market share within the Big & Tall retail industry, (ii) continue to work towards an initial short-term goal of a 10% operating margin and (iii) increase stockholder returns through increased stock price.

Compensation Committee Process

-Key Executives

During fiscal 2006, the Compensation Committee engaged a leading independent firm which specializes in benefits and compensation to review our current compensation program and compare it with our peer companies with respect to our Key Executive compensation as well as compensation levels and practices for our Board of Directors. As part of the review, the consulting firm also reviewed the total compensation paid to our Chairman, Seymour Holtzman, and is discussed fully above under “Director Compensation—Chairman Compensation.”

The Compensation Committee considers the following list of companies to be our primary peer group when evaluating and assessing compensation levels for our Key Executives. When determining peer companies, we chose public companies within the specialty retail apparel business with similar sales and market capitalization:

• Aeropostale	• Hibbett

• The Buckle	• Hot Topic

• Cache	• JoS A. Bank

• Cato Group	• United Retail Group

• Christopher & Banks	• Wilson’s

• Deb Shops

The Committee’s overall goal is for our Key Executives’ total direct compensation to fall within the median of our peer group; however, this guideline may differ depending on an individual’s qualification, past performance, achievement of our financial objectives and overall responsibility, among other criteria.

The Compensation Committee is directly responsible for determining the compensation paid to our Key Executives. For our Key Executives, the Compensation Committee compares each element of compensation to published survey data from our peer group for executives in the same comparable positions and responsibilities. The review conducted by our consultants found that when compared to our peer group:

•

Mr. Levin’s total cash compensation was competitive and within our peer median. His total direct compensation, which as stated above, includes the present value of long-term incentive awards, was below the peer group but provides him with significant upside if our performance targets are met.

•

Mr. Hernreich’s total cash compensation and total direct compensation was above the market median when compared to our peers; however, given the fact that Mr. Hernreich serves multiple roles as our Chief Financial Officer, our Chief Operating Officer and Treasurer, the Committee believes that a base pay above the median is appropriate. Similar to Mr. Levin, there is also significant upside as it relates to Mr. Hernreich’s long-term awards if our performance targets are met.

The Committee believes that the significant upside to our Key Executives that is present in their long-term awards is appropriate given our long-term objectives and the risks and rewards to each executive to achieve those objectives. See “Outstanding Equity Award Value at Fiscal Year End” for a detailed listing of such awards outstanding for each of Mr. Levin and Mr. Hernreich.

The Compensation Committee has implemented an annual performance-based program for our Key Executives, under which annual performance goals are determined and set forth in writing at the beginning of each calendar year for our Company as a whole. The annual performance plan for the Key Executives is discussed below under “Performance-based annual cash bonuses.”

-Senior Executives

The Key Executives in conjunction with our Senior Vice President of Human Resources are primarily responsible for determining the compensation paid to our Senior Executives. For benchmarking purposes, the Key Executives utilize several published industry compensation surveys when setting compensation packages for our Senior Executives. A combination of performance, achievement of goals and survey data, among other criteria, is used to determine each Senior Executive’s total direct compensation. The Senior Executives are provided with a competitive base salary within our retail industry and are provided with an opportunity to earn cash-based performance awards each year which are primarily driven by our Company’s overall financial targets.

Our Senior Executives’ compensation is more weighted toward achieving our long-term goals. The Compensation Committee, together with our Key Executives, have developed a long-term incentive plan for our Senior Executives, which is discussed in detail below under “Long-term performance based stock award bonuses”, which is geared toward providing each Senior Executive with a substantial reward if we are able to achieve certain financial goals for our Company. Our goal has been to continue to increase our earnings year over year with a target of 10% of operating income by fiscal 2008. The Compensation Committee has tied this program for its Senior Executives to this target. The Compensation Committee believes this program provides our Senior Executives with substantial upside earnings potential that will parallel our Company’s improved operating profitability, while also encouraging retention of our executives.

We have implemented an annual performance-based program for our Senior Executives, under which annual performance goals are determined and set forth in writing at the beginning of each calendar year for our Company as a whole. The annual performance plan for the Senior Executives is discussed under “Performance-based annual cash bonuses.”

Components of Executive Compensation

The primary components of compensation for our Named Executive Officers include base salary, current year performance-based cash bonuses and long-term incentives, described as follows:

•	Base salary

The base salary represents the fixed component of an executive’s annual compensation. In order to be competitive in the marketplace and attract the top executive talent, we believe that it is important that our base salary be competitive, generally falling within the median of our industry peers.

Base salaries are reviewed annually and adjustments are influenced by our performance in the previous fiscal year and the executive’s contribution to that performance. The executive’s performance is measured by various factors, including, but not limited to, achievement of specific individual and department goals, promotions of the individual that may have occurred during the fiscal year, and any increases in the individual’s level of responsibility.

As mentioned above, the Compensation Committee looks to our Key Executives’ overall compensation and expects that approximately one-third of their total direct compensation will be in the form of base salary, while maintaining a range that is within our peer median. For our Senior Executives, the Key Executives rely on industry compensation surveys and target a median range that is competitive.

Effective May 1, 2007, the Compensation Committee approved an annual increase of 4% for the Key Executives’ base salaries; see “Employment Agreements” below for more discussion. Base salary increases for our Senior Executives ranged between 3% – 10%.

•	Performance-based annual cash bonuses

The Compensation Committee believes that a substantial portion of each executive’s compensation should tie directly to our financial performance as well as to each executive’s own performance. Our compensation program includes eligibility for an annual performance-based cash bonus for all executives as well as certain non-executive employees. The Committee believes that an annual cash bonus component of compensation is necessary to provide additional incentive to help achieve annual goals, benefiting our stockholder value.

-Key Executives

The Compensation Committee establishes an annual performance-based cash bonus plan for our Key Executives. The performance objective of this plan is determined annually and is usually based on achieving certain EBITDA (earnings before income taxes and depreciation and amortization) thresholds, excluding any extraordinary items. The Compensation Committee uses EBITDA as the benchmark for our short-term performance plans because it is a strong indictor of improved profitability and free cash flow. For fiscal 2006, our Key Executives were entitled to receive a cash bonus ranging from 80% to 150% of their respective salaries if we achieved a certain range of EBITDA with earnings improvement from 2005 of between 20% and 65%.

Pursuant to this plan for fiscal 2006, on March 30, 2007, Messrs. Levin and Hernreich received bonuses of $809,625 and $620,713, respectively, based on the achievement of certain performance targets in fiscal 2006.

On May 25, 2007, the Compensation Committee established an annual performance-based cash bonus plan for our Key Executives for fiscal 2007. Similar to fiscal 2006, the 2007 plan uses EBITDA as the benchmark. Our Key Executives are eligible to receive a cash bonus ranging from 80% to 150% of their respective salaries if we achieve a certain range of EBITDA during fiscal 2007.

-Senior Executives

Our Key Executives, together with the Senior Vice President of Human Resources, establishes an annual performance-based cash bonus plan for our senior management, which includes our Senior Executives. Similar to the Key Executive performance-based annual cash bonus plan, the performance objective of this plan is determined annually and is usually based on achieving certain EBITDA thresholds, excluding any extraordinary items, which again is a strong indicator of improved profitability and free cash flow. The EBITDA thresholds under this plan may be different than the thresholds established for our Key Executives. For fiscal 2006, Ms. Carlo was entitled to receive a cash bonus ranging from 25% to 125% of 40% of her earned salary and Messrs. McKinney and Sprague were entitled to receive a cash bonus ranging from 25% to 125% of 28% of their respective earned salaries if we achieved a certain range of EBITDA.

Pursuant to this plan for fiscal 2006, on April 6, 2007, Ms. Carlo received a cash bonus of $36,894, Messrs. McKinney and Sprague received bonuses of $23,609 and $21,005, respectively, based on the achievement of certain performance targets in fiscal 2006.

On May 25, 2007, the Compensation Committee adopted an annual performance-based cash bonus plan for our Senior Executives for fiscal 2007. The Compensation Committee approved the overall targets and thresholds under which the plan would payout. Using these approved targets, we will be establishing an annual performance-based cash bonus plan which will be based on achieving certain EBITDA thresholds, similar to the thresholds required under the Key Executives’ 2007 annual performance-based cash bonus plan. For fiscal 2007, Ms. Carlo will be entitled to receive a cash bonus ranging from 80% to 150% of 40% of her earned salary and Messrs. McKinney and Sprague will be entitled to receive a cash bonus ranging from 80% to 150% of 35% of their respective earned salaries if we achieve a certain range of EBITDA. As of May 25, 2007, the cash bonuses would be based on annual salaries of $319,930 for Ms. Carlo, $243,360 for Mr. McKinney and $235,000 for Mr. Sprague. The Compensation Committee believes this is a competitive level of compensation and provides incentives to our senior management to achieve our annual financial goals.

•	Long-term performance based stock award bonuses

Our long-term equity incentives reward the achievement of our long-term business objectives that will ultimately benefit our stockholders while developing and retaining a strong management team. Prior to fiscal 2005, our Senior Executives annually would receive a stock option grant, as determined by our Compensation Committee, which was primarily driven by short-term performance. In fiscal 2005, the Compensation Committee adopted a Long-Term Performance Share Bonus Plan pursuant to which certain key members of senior management, including our Senior Executives, participate. Messrs. Levin and Hernreich are not eligible to participate in this plan. Pursuant to the plan, if we achieve certain EBIT (earnings before interest and taxes) targets by the end of fiscal 2007, each participant in the plan will be entitled to receive restricted shares of our common stock, valued at 75% to 120%, depending on the target level achieved, of the participant’s cumulative salary during the incentive period of fiscal 2005-2007 (discounted to a rate of 30%, 70% or 90% depending on the participant’s respective tier level). The Compensation Committee believes that the issuance of restricted shares, in lieu of grants of stock options, is more beneficial to us as we are able to issue less shares overall and it reduces our overall dilution on earnings per share. The actual number of restricted shares granted, if any, will be such value divided by the closing price of our common stock on the date of grant, will which be in March following the fiscal year in which the target is achieved. The Committee elected to use EBIT targets as management’s incentive, as it believes EBIT provides a measurable indication of increased profitability, which it believes is the ultimate driver of increased share price.

On May 25, 2007, the Compensation Committee approved a modification to this plan to lower the EBIT level needed to achieve the 75% payout threshold. No changes were made to the EBIT amounts for the 100% target level and above. The Compensation Committee believes that these targets are achievable.

Upon grant, the restricted shares will vest ratably over eighteen months. Assuming a fair market closing price of $12.00 per share on the date of grant and current salary levels, if we were to achieve the EBIT targets established in the plan, we may be required to issue an estimated 366,000 to 611,000 shares; however, we cannot predict if and when such targets will be met or what the fair market closing price of our common stock will be at the time of grant, which will impact the number of shares issued.

•	Long-term equity incentives

To align our Key Executives’ interests more closely with the interests of our stockholders, our long-term compensation program for our Key Executives includes the grant of stock options. The amount of such awards is determined usually once in each fiscal year by the Compensation Committee. The Compensation Committee determines the amount of the stock-based awards granted to the Key Executives usually based on the impact of our financial and operational performance on our stock price but may also take into account other factors in determining the size of stock-based awards, including, but not limited to, special accomplishments during the preceding year. For our Key Executives, our Compensation Committee believes that the issuance of annual stock options is a beneficial incentive award for us, as it ties our Key Executives directly to our continued market performance. The Compensation Committee usually approves an annual grant of stock options at its Spring meeting which is usually held in April or May. However, in April 2006, the Committee discussed with the Board of Directors and our Key Executives its intention to consider granting options to our Key Executives based on our stock price performance during 2006 and that they would review our performance in February 2007 and at that time, based on our fiscal 2006 market performance, would grant options to its Key Executives in February 2007 rather than in April 2007. Accordingly, in February 2007, the Committee granted to Mr. Levin and Mr. Hernreich options to purchase 170,533 and 136,427 shares of our common stock, respectively. The exercise price of these options was $12.35, the closing price of our common stock on the date of grant. The grant date fair values of the awards were $743,524 and $594,822, respectively. The stock options vest ratably over 3 years with the first one-third vesting the first anniversary from the date of grant. The Compensation Committee has discussed potentially granting similar options to our Key Executives in February 2008 based on our stock price performance in fiscal 2007.

•	Non-Qualified Deferred Compensation Plan

Effective November 1, 2006, we adopted a Non-Qualified Deferred Compensation Plan primarily for the purpose of providing deferred compensation for a select group of our management or highly compensated employees. Many of these individuals were unable to fully benefit under our existing qualified 401(k) plan due to their highly compensated status. The plan was established to provide our management team with another retirement savings opportunity. There is no maximum imposed on compensation deferrals. The participants will be 100% vested in all of the amounts they defer as well as in the earnings attributable to each participant’s deferred account. We have established a Rabbi Trust to provide funding for benefits payable under this plan. We will match the aggregate contributions made by eligible employees under both our Non-Qualified Deferred Compensation Plan and our 401(k) Plan up to 50% and up to a maximum of 6% of salary (up to a maximum contribution of $15,000 for 2006 and $15,500 for 2007). No contributions were made by us during fiscal 2006 because the plan had just started in November 2006.

•	Other Compensation

In addition to our life insurance programs available to all of our employees, we also pay the insurance premiums for an additional $2.0 million life insurance policy that Mr. Levin holds for which his family trust is the beneficiary. On May 25, 2007, Mr. Hernreich’s employment agreement was amended to provide for a similar additional $2.0 million life insurance policy for which we will pay the insurance premiums and Mr. Hernreich’s family will be the beneficiary.

In addition to the foregoing, our executive officers receive benefits under certain group health, long-term disability and life insurance plans, which are generally available to all of our eligible employees. After six months of service with us, executive officers are eligible to participate in the 401(k) Plan. Benefits under these plans are not tied to corporate performance. In particular circumstances, we also utilize cash signing bonuses and stock option grants when certain senior executives join us. We offer minimal perquisites to our executives.

•	Termination Based Compensation

We have employment agreements with our Key Executives and Ms. Carlo. Upon termination of employment, most executive officers are entitled to receive severance payments under their employment agreements. These employment agreements are discussed in detail below following the “Summary Compensation Table.”

•	Tax Implications

Under Section 162(m) of the Internal Revenue Code, certain executive compensation in excess of $1 million paid to a chief executive officer and the four most highly compensated executive officers (other than the chief executive officer) at the end of any fiscal year is limited and is not deductible for federal income tax purposes unless the compensation qualifies as “performance-based compensation.” The Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by us while simultaneously providing our executive officers with appropriate rewards for their performance.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Company, have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee*

George T. Porter, Jr., Chairman

Jesse Choper

*	Ward K. Mooney was appointed to the Compensation Committee on May 11, 2007. He did not participate in the review, discussions and recommendations with respect to the Compensation Discussion and Analysis for fiscal 2006.

Summary Compensation Table.    The following Summary Compensation Table sets forth certain information regarding compensation paid or accrued by us with respect to the Chief Executive Officer, the Chief Financial Officer/Chief Operating Officer, the Executive Vice President of Business Development & Direct-to-Consumer, the Senior Vice President, Chief Information Officer, the Senior Vice President of Human Resources, the Former Executive Vice President, Director of Store Development, and the Former Chief Executive Officer of the Rochester division (collectively, the “Named Executive Officers”), for fiscal 2006.

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
David A. Levin President and Chief Executive Officer	2006	$712,500	—	—	$191,500	$809,625	$—	$16,571	(3)	$1,730,196
Dennis R. Hernreich Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer	2006	$546,250	—	—	$153,200	$620,712	—	$12,800	(4)	$1,332,962
Linda B. Carlo Executive Vice President, Business Development & Direct-to-Consumer	2006	$310,801	—	—	—	$36,894	—	$12,800	(4)	$360,495
Jack R. McKinney Senior Vice President, Chief Information Officer	2006	$231,577	—	—	—	$23,609	—	$12,800	(4)	$267,986
Walter E. Sprague Senior Vice President of Human Resources	2006	$205,905	—	—	—	$21,005	—	$11,390	(5)	$238,300
Joseph H. Cornely III Former Executive Vice President, Director of Store Development(6)	2006	$315,542	—	—	—	—	—	$185,536	(7)	$501,078
Robert L. Sockolov Former Chief Executive Officer of the Rochester Division and current Director(8)	2006	$281,875	—	—	—	—	—	$318,463	(9)	$600,338

(1)	The amounts shown in this column for option awards represent the accounting expense that we recognized under FASB Statement No. 123R during fiscal 2006, not the actual amounts paid to or realized by Mr. Levin and Mr. Hernreich. The assumptions used in the calculation of these amounts pursuant to FAS 123R are included in Note A to the Consolidated Notes to the Financial Statements included in our Form 10-K for the fiscal year ended February 3, 2007. In the fourth quarter of fiscal 2005, we accelerated the vesting of all outstanding options prior to our adoption of FAS123R, therefore, the only expense that we incurred in fiscal 2006 related to the stock options granted in fiscal 2006. See table “Grants of Plan-Based Awards” for detail regarding grant date fair value of the awards.
(2)	For Messrs. Levin and Hernreich, these awards were made pursuant to the Key Executives’ annual performance-based cash bonus plan. For Ms. Carlo and Messrs. McKinney and Sprague, these awards were made pursuant to the Senior Executives’ annual performance-based cash bonus plan. For a description of these plans, see “Compensation Discussion and Analysis—Components of Executive Compensation—Performance—based annual cash bonuses.”
(3)	Includes $2,571 of life insurance premiums, $9,600 for automobile allowance and our matching contribution to Mr. Levin’s 401(k) retirement account of $4,400.
(4)	Includes $8,400 for automobile allowance and our matching contribution to each of Mr. Hernreich, Ms. Carlo and Mr. McKinney’s 401(k) retirement account of $4,400.

(5)	Includes $7,200 for automobile allowance and our matching contribution to Mr. Sprague’s 401(k) retirement account of $4,190.
(6)	On November 27, 2006, Mr. Cornely resigned from his position as Executive Vice President and Director of Store Development. Mr. Cornely was paid a retention bonus of $100,000 to stay with us through January 2, 2007. In addition, Mr. Cornely received a severance payment of $72,736. Both amounts are included in “All Other Compensation”.
(7)	Includes $8,400 for automobile allowance and our matching contribution to Mr. Cornely’s 401(k) retirement account of $4,400. In addition, as noted above, this amount also includes (i) a retention bonus of $100,000 to stay with us through January 2, 2007 and (ii) a severance payment of $72,736 which Mr. Cornely will be paid during 2007.
(8)	On November 15, 2006, Mr. Sockolov’s employment as the Chief Executive Officer of our Rochester division terminated as part of our plan to integrate our remaining San Francisco-based Rochester operations into our headquarters in Canton, MA.
(9)	Includes $8,400 for automobile allowance and a severance payment of $310,063, the majority of which will be paid to Mr. Sockolov in fiscal 2007.

Employment Agreements

We have employment agreements, which were most recently amended May 25, 2007 (collectively, the “Employment Agreements”), with Mr. Levin and Mr. Hernreich. The Employment Agreements are for three-year terms, and automatically renew on each anniversary of the agreement’s commencement date for additional one-year periods, unless ninety-days’ notice by either party is otherwise given. The initial three-year term of Mr. Levin’s Employment Agreement was from April 10, 2000 until April 10, 2003. On each anniversary of the agreement’s commencement date, the term was extended for a one-year period. Accordingly, as of April 10, 2007, the most recent anniversary of Mr. Levin’s agreement’s commencement date, Mr. Levin’s employment with us was extended for an additional one-year period thereby extending the agreement to April 10, 2010. The initial three-year term of Mr. Hernreich’s Employment Agreement was from September 4, 2000 until September 4, 2003. On each anniversary of the agreement’s commencement date, the term was extended for a one-year period. Accordingly, as of September 4, 2006, the most recent anniversary of Mr. Hernreich’s agreement’s commencement date, Mr. Hernreich’s Employment Agreement with us was extended for an additional one-year period thereby extending the agreement to September 4, 2009.

These Employment Agreements require each executive officer to devote substantially all of the executive officer’s time and attention to our business as necessary to fulfill his respective duties. The Employment Agreements, as most recently amended, provide that Messrs. Levin and Hernreich would be paid base salaries at annual rates of $780,000 (increased from $750,000) and $598,000 (increased from $575,000), respectively. The Employment Agreements provide that the annual rate of base salary for the renewal term may be increased by the Compensation Committee in its sole discretion.

The Employment Agreements also provide for the payment of bonuses in such amounts as may be determined by the Compensation Committee. The Compensation Committee of the Board of Directors shall determine, in its sole discretion, the amount of bonus to be paid to the executive officers. On May 25, 2007, the Compensation Committee established the Key Executive Performance-based cash bonus plan for fiscal 2007. See “Compensation Discussion and Analysis—Components of Executive Compensation” for more details of the Plan. While Messrs. Levin and Hernreich are employed by us, we will provide each executive an automobile allowance in the amount of $800 and $700 per month, respectively. Each executive is entitled to vacation and to participate in and receive any other benefits customarily provided by us to our senior executives (including any bonus, retirement, short and long-term disability insurance, major medical insurance and group life insurance plans in accordance with the terms of such plans), including stock option plans, all as determined from time to time by the Compensation Committee.

The Employment Agreements provide that in the event the executive officer’s employment is terminated by us any time for any reason other than “justifiable cause” (as defined in the Employment Agreements), disability or death, we are required to pay the executive officer the greater of (1) the base salary for the remaining term of the related Employment Agreement or (2) an amount equal to one half of the executive officer’s annual salary. If the remaining term of the related Employment Agreement on the date of termination is more than six months, the executive officer must make a good faith effort to find new employment and mitigate damages, costs and expenses to us.

The Employment Agreements also provide that if the executive is terminated without justifiable cause within one year after a Change of Control of our Company (as defined below) has occurred, the executive will be entitled to an amount equal to the product of (a) the sum of (i) the executive’s monthly base salary then in effect plus (ii) an amount equal to the average of the last two fiscal years’ annual performance-based cash bonus plan payout divided by twelve, multiplied by twenty-four months.

The Employment Agreements contain confidentiality provisions pursuant to which each executive officer agrees not to disclose confidential information regarding our Company. The Employment Agreements also contain covenants pursuant to which each executive officer agrees, during the term of his employment and for a one-year period following the termination of his employment, not to have any connection with any business which competes with our business.

For purposes of the Employment Agreements, a “Change of Control of the Company” shall mean (i) any sale of all or substantially all of the assets of the Company to any person or group of related persons within the meaning of Section 13(d) of the Exchange Act (“Group”), (ii) any acquisition by any person or Group of shares of capital stock of the Company representing more than 50% of the aggregate voting power of the outstanding capital stock of the Company entitled under ordinary circumstances to elect the directors of the Company (“Voting Stock”) or (iii) any replacement of a majority of the Board of Directors of the Company over the twelve-month period following the acquisition of shares of the capital stock of the Company representing more than 10% of the Voting Stock by any person or Group which does not currently own more than 10% of such Voting Stock (unless such replacement shall have been approved by the vote of the majority of the directors then in office who either were members of the Board of Directors at the beginning of such twelve-month period or whose elections as directors were previously so approved).

We also have an employment-related agreement with Ms. Carlo. The employment agreement with Ms. Carlo, which was most recently amended on August 2, 2006, has a term that currently ends on March 31, 2008. Pursuant to that agreement, Ms. Carlo currently receives an annual salary of $319,930 and is entitled to participate in our annual performance-based bonus program at a bonus incentive rate of 40% of her annual base salary, depending on our performance (based on achieving annual EBITDA targets) and at the sole discretion of the Compensation Committee. Ms. Carlo is entitled to vacation and to participate in and receive any other benefits customarily provided by us to our senior executives.

On October 27, 2004, in connection with the Rochester Acquisition, our Board of Directors appointed Robert L. Sockolov, the Chief Executive Officer of Rochester Big & Tall Clothing, as a director of our Company, effective upon the consummation of the acquisition. Accordingly, on October 29, 2004, the date the Rochester Acquisition was consummated, Mr. Sockolov became a director of our Company. On October 29, 2004, we entered into an employment agreement with Mr. Sockolov. Under the terms of his employment agreement, Mr. Sockolov served as Chief Executive Officer of our Rochester business. During the third quarter of fiscal 2006, we terminated certain employment agreements with Rochester management, including our employment agreement with Mr. Sockolov, as part of our plan to integrate our remaining San Francisco-based Rochester operations into our headquarters in Canton, Massachusetts. In accordance with the terms of Mr. Sockolov’s employment agreement, we paid Mr. Sockolov a severance of $310,063 which represented Mr. Sockolov’s remaining salary for the remaining term of his agreement. Mr. Sockolov continues to serve as one of our directors.

During fiscal 2006, we did not have employment agreements with Mr. McKinney and Mr. Sprague.

Grants of Plan-Based Awards.    The following table sets forth certain information with respect to plan-based awards granted to the named executive officers in fiscal 2006.

2006 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
David A. Levin	4/24/06	—	—	—		—	—	—	—	200,000	$9.27	$764,000
	5/26/06	$600,000	$750,000	$1,125,000	(4)
Dennis R. Hernreich	4/24/06	—	—	—		—	—	—	—	160,000	$9.27	$611,200
	5/26/06	$460,000	$575,000	$862,500	(4)
Linda B. Carlo	5/26/06	$22,178	$88,713	$110,892	(5)		—	—	—	—	—	—
Jack R. McKinney	5/26/06	$16,525	$58,811	$82,627	(5)		—	—	—	—	—	—
Walter E. Sprague	5/26/06	$14,703	$58,811	$73,514	(5)		—	—	—	—	—	—
Joseph H. Cornely III	—	—	—	—		—	—	—	—	—	—	—
Robert L. Sockolov	—	—	—	—		—	—	—	—	—	—	—

(1)	The above stock options were granted under our 1992 Stock Incentive Plan and vest ratably over three years with the first one-third vesting on the first anniversary from the date of grant
(2)	The exercise price of the stock option awards is equal to the closing price of our common stock on the date of grant.
(3)	The fair value of the stock option awards was calculated in accordance with FAS 123R. The assumptions used in the calculation of the fair value are included in Note A of the Notes to the Consolidated Financial Statements included in our Form 10-K for the year ended February 3, 2007.
(4)	These awards were made pursuant to the Key Executives’ annual performance-based cash bonus plan. On March 30, 2007, Messrs. Levin and Hernreich each received a cash bonus of $809,625 and $620,712, respectively, based on the achievement of certain performance targets in fiscal 2006.
(5)	These awards were made pursuant to the Senior Executives’ annual performance-based cash bonus plan. On April 6, 2007, Ms. Carlo, Mr. McKinney and Mr. Sprague each received a cash bonus pursuant to this plan of $36,894, $23,609 and $21,005, respectively, based on the achievement of certain performance targets in fiscal 2006.

Outstanding Equity Awards at Fiscal Year-End.    The following table sets forth certain information with respect to outstanding equity awards held by the Named Executive Officers at the end of fiscal 2006.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Name	Exercisable	Unexercisable
David A. Levin	300,000	—			$1.19	3/30/2010
	125,000	—			$3.88	5/25/2011
	75,000	—			$4.58	5/01/2012
	75,000	—			$5.01	7/01/2013
	75,000	—			$6.24	5/24/2014
	75,000	—			$7.28	6/16/2014
	200,000	—			$6.90	5/09/2015
	—	200,000	(1)		$9.27	4/24/2016
Dennis R. Hernreich	60,000	—			$2.06	9/4/2010
	25,000	—			$2.38	11/27/2010
	25,000	—			$4.58	5/01/2012
	75,000	—			$5.01	7/01/2013
	60,000	—			$6.24	5/24/2014
	60,000	—			$7.28	6/16/2014
	160,000	—			$6.90	5/09/2015
	—	160,000	(1)		$9.27	4/24/2016
Linda B. Carlo	33,000	—			$6.21	8/04/2013
	25,000	—			$10.15	3/29/2014
									50,874	$634,903
Jack R. McKinney	15,000	—			$10.15	3/29/2014
									29,216	$364,612
Walter E. Sprague	10,000	—			$6.21	8/04/2013
	10,000	—			$10.15	3/29.2014
									25,628	$319,841
Joseph H. Cornely III	—	—		—	—	—	—	—	—	—
Robert L. Sockolov	—	—		—	—	—	—	—	—	—

(1)	These options will vest ratably over three years, with the first one-third vesting on April 24, 2007, the one-year anniversary from the date of grant
(2)	Represents the potential shares of restricted stock, and the market value thereof, which would be issued if the threshold performance goal under the Long-Term Performance Shares Bonus Plan is achieved. The number of restricted shares that would be issued was calculated using our closing market price as of February 3, 2007. For a description of the Long-Term Performance Share Bonus Plan, see “Compensation Discussion and Analysis—Components of Executive Compensation—Long-term performance based stock award bonuses.”

Option Exercises and Stock Vested Table.    The following table sets forth information for the Named Executive Officers with respect to the exercise of stock options during fiscal 2006.

2006 OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David A. Levin	—	—	—	—
Dennis R. Hernreich	150,000	$1,037,356	—	—
Linda B. Carlo	17,000	$112,236	—	—
Jack R. McKinney	7,000	$34,285	—	—
Walter E. Sprague	—	—	—	—
Joseph H. Cornely III	50,000	$198,473	—	—
Robert L. Sockolov	150,000	$1,306,000	—	—

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.

Pension Benefits

As part of the Casual Male acquisition, we assumed Casual Male Corp.’s obligations under its Pension Plan and its Supplemental Plan. The following table shows the aggregate annual benefits payable under both the Pension Plan and Supplemental Plan to persons in specified compensation and years of service classifications, based on a straight line annuity form of retirement income:

	Representative Years of Service
Average of Highest Five Years of Compensation	10 yrs	20 yrs	30 yrs (maximum)
$ 50,000	$4,977	$9,953	$14,930
100,000	11,977	23,953	35,930
150,000	18,977	37,953	56,930
200,000	25,977	51,953	77,930
250,000*	32,977	65,953	98,930
267,326*	35,402	70,805	106,207
300,000*	39,977	79,953	119,930

(*)	The maximum compensation that may be used as of December 31, 1998 to calculate benefits under the Pension and Supplemental Plans is $267,326.

In December 1993, Casual Male Corp. established the Supplemental Plan to provide benefits attributable to compensation in excess of the qualified plan limit, which was $160,000 but less than $267,326. The benefits provided by the Pension Plan and the Supplemental Plan are equal to (i) the sum of 0.75% of the executive’s highest consecutive five year average annual compensation plus 0.65% of the excess of the executive’s highest consecutive five year average annual compensation over the average of the Social Security taxable wage bases, multiplied by (ii) the executive’s years of “benefit service” with Casual Male Corp. (not to exceed 30 years). Effective February 1, 1995, compensation for such purposes was defined as all compensation reported on Form W-2 (excluding such items as bonus and stock options) up to a maximum of $267,326 for the calendar year ended December 31, 1998. Annual benefits are payable under the Pension Plan and Supplemental Plan for retirees at age 65, prior to the offset, if any, for benefits accrued under the retirement plan of Casual Male Corp. and for Social Security benefits.

On May 3, 1997, Casual Male Corp.’s board of directors voted to amend the Pension Plan to cease all benefits accruals under the Pension Plan as of that date. Effective December 31, 1998, the Casual Male Corp.’s board of directors voted to cease all benefit accruals under its Supplemental Plan.

PENSION BENEFITS

The following table sets forth certain information for our Named Executive Officers with respect to the Pension Plan and the Supplemental Plan.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
David A. Levin	—	—	—	—
Dennis R. Hernreich	—	—	—	—
Linda B. Carlo	—	—	—	—
Jack R. McKinney	Pension Plan	7	$34,612	—
Walter E. Sprague	—	—	—	—
Joseph H. Cornely III	Pension Plan	7	$68,790	—
	Supplemental Plan	7	$26,963	—
Robert L. Sockolov	—	—	—	—

(1)	The Pension Plan and Supplemental Plan were acquired by us as part of the acquisition of Casual Male, at which time both plans had previously been frozen (see description above). None of our other Named Executive Officers were participants in the plans. The present value of accumulated benefits payable to the participants under these plans was determined using assumptions consistent with those used in our financial statements. The assumptions used in these calculations are included in Note I of the Notes to the Consolidated Financial Statements included in our Form 10-K for the year ended February 3, 2007.

2006 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth summary information with respect to each of the Named Executive Officers regarding contributions to our Non-Qualified Deferred Compensation Plan in fiscal 2006. For a description of the Non-Qualified Deferred Compensation Plan, see “Compensation Discussion and Analysis—Components of Executive Compensation—Non-Qualified Deferred Compensation Plan.” No contributions were made by us during fiscal 2006 since the plan had just started in November 2006.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals /Distributions ($)	Aggregate Balance At Last Fiscal Year-End ($)
David A. Levin	$3,077	—	$55	—	$3,132
Dennis R. Hernreich	—	—	—	—	—
Linda B. Carlo	22,025	—	1,115	—	23,140
Jack R. McKinney	720	—	14	—	734
Walter E. Sprague	1488	—	27	—	1,515
Joseph H. Cornely III	—	—	—	—	—
Robert L. Sockolov	—	—	—	—	—

EQUITY COMPENSATION PLAN INFORMATION

The following is a summary of information with respect to our equity compensation plans as of February 3, 2007:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	3,909,024	$6.57	2,383,072
Equity compensation plans not approved by security holders(2)	1,012,814	$2.99	—

Total	4,921,838	$5.83	2,383,072

(1)	During fiscal 2006, we had two stockholder-approved equity compensation plans. Our 1992 Stock Incentive Plan (the “1992 Plan”) was effective until July 31, 2006 when our stockholders approved our 2006 Incentive Compensation Plan (the “2006 Plan”). Upon the approval and adoption of the 2006 Plan, no further grants could be made under our 1992 Plan. Pursuant to the 2006 Plan, we have a total of 2.5 million shares available for issuance of which 2.4 million shares remain available for further issuances.

(2)	Our Board of Directors and the Compensation Committee have the reasonable discretion to issue shares outside of the 1992 Plan and 2006 Plan (the “Plans”), subject to the rules of the Nasdaq Global Market. Accordingly, at February 3, 2007 there were outstanding options to purchase up to 1,012,814 shares of our common stock which were issued outside of the Plans, with exercise prices ranging from $1.19 to $5.01 per share. These options represent grants to consultants and also options granted to our executives in excess of our Plans’ annual maximums. At February 3, 2007, all of these options were exercisable.

401(k) Plan

We have a 401(k) Plan for which all of our eligible employees may participate. The 401(k) Plan, which is a defined contribution plan, permits each participant to defer up to 80% of their annual salary (up to a maximum contribution of $15,000 for 2006 and $15,500 for 2007). Participants who are 50 years of age or older are eligible to contribute up to an additional $5,000 each year as a catch-up contribution on a pre-tax basis. Our Board of Directors may determine, from fiscal year to fiscal year, whether and to what extent we will contribute to the 401(k) Plan by matching contributions made to such plan by eligible employees. During fiscal 2006, our matching contribution, on a combined basis with the Non-Qualified Deferred Compensation Plan, continued to be 50% of contributions by eligible employees up to a maximum of six percent of salary.

Key Man Insurance

In fiscal 2000, we obtained a key man life insurance policy in the amount of $2,000,000 on the life of Mr. Levin. In fiscal 2001, we obtained a key man life insurance policy in the amount of $2,000,000 on the life of Mr. Hernreich. In fiscal 2004, we acquired a key man life insurance policy in the amount of $2,000,000 on the life of Mr. Sockolov as part of our acquisition of Rochester Big & Tall Clothing. We sold Mr. Sockolov’s key man policy during the third quarter of fiscal 2006 for $252,000.

Certain Relationships and Related Transactions

Seymour Holtzman/Jewelcor Management, Inc.

During fiscal 2006, Seymour Holtzman, our Chairman of the Board of Directors, was compensated by us both directly (as an employee of our Company) and indirectly (as the president and chief executive officer and, together with his wife, indirectly, the majority shareholder of JMI). A complete summary of all compensation and consulting fees paid to Mr. Holtzman and JMI is described above under “Corporate Governance – 2006 Director Compensation Table” and “Chairman Compensation”.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. The Reporting Persons are required to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during fiscal 2006, we believe that the current Reporting Persons complied with all applicable Section 16(a) reporting requirements and that all required reports were filed in a timely manner, with the exception of the following filings:

Messrs. Porter and Choper each filed a late Form 4 in July 2006 with respect to stock compensation received for six Compensation Committee telephonic meetings held at various dates from May 2006 through July 2006. Messrs. Bernikow, Porter, Choper and Mooney each filed a late Form 4 in August 2006 for stock compensation received for a telephonic Board of Directors meeting held in August 2006. Mr. Sockolov filed a late Form 4 in September 2006 for the purchase of stock in August 2006. Mr. Hernreich filed a late Form 4 in April 2006 for the exercise of stock options, and the sale of the underlying stock, at various dates during April 2006. Messrs. Holtzman, Levin and Hernreich each filed a late Form 4 in May 2006 for stock option grants each received in April 2006.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by our stockholders, the Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2008. Ernst & Young LLP has served as our auditors since October 2000. Stockholder ratification of our independent registered public accounting firm is not required by our bylaws or otherwise. However, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment of such auditors, the Audit Committee will reconsider the selection. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in our best interest.

Audit Fees

Ernst & Young LLP billed us an aggregate of $495,000 and $483,302 in fees for fiscal years 2006 and 2005, respectively, for professional services rendered in connection with the audits of our financial statements for the fiscal years ended February 3, 2007 and January 28, 2006 included in our Annual Reports on Form 10-K, the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q and the filing of SEC registration statements. We incurred an additional $44,000 in fiscal 2006 related to accounting and consultations associated with certain transactions.

In addition, we were also billed an aggregate of $300,000 and $330,000 in fees in fiscal years 2006 and 2005, respectively, for services performed related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit—Related Fees

For fiscal year 2006 and 2005, Ernst & Young billed $36,000 and $75,900, respectively, in fees for work related to certain transactions.

Tax Fees

No fees were billed by Ernst & Young for fiscal 2006 and fiscal 2005 for tax services.

All Other Fees

Ernst & Young did not bill us in fiscal 2006 or 2005 for services other than those described above.

Pre-Approval of Services by Independent Auditors

The Audit Committee has adopted a policy governing the provision of audit and non-audit services by our independent registered public accounting firm. Pursuant to this policy, the Audit Committee will consider annually and, if appropriate, approve the provision of audit services (including audit review and attest services) by its independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined permitted non-audit services within a specified dollar limit. It will also consider on a case-by-case basis and, if appropriate, approve specific engagements that do not fit within the definition of pre-approved services or established fee limits.

The policy provides that any proposed engagement that does not fit within the definition of a pre-approved service or is not within the fee limits must be presented to the Audit Committee for consideration at its next regular meeting or to the Chairman of the Audit Committee in time sensitive cases. The Audit Committee will regularly review summary reports detailing all services (and related fees and expenses) being provided to us by the independent registered public accounting firm.

All of the services provided under Audit-Related Fees, Tax Fees and All Other Fees were approved by the Audit Committee.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The Audit Committee and the Board of Directors unanimously recommend that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements and related schedule in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also oversees the review and assessment process of our internal control over financial reporting, including the framework used to evaluate the effectiveness of such internal controls.

The Audit Committee reviewed and discussed with Ernst & Young LLP, our independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of our audited consolidated financial statements for the fiscal year ended February 3, 2007 with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board. In addition, the Committee has discussed with Ernst & Young LLP the firm’s independence from our management and our Company, including the matters in the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and considered the compatibility of non-audit services with Ernst & Young LLP’s independence.

The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls (including internal control over financial reporting) and the overall quality of our financial reporting. The Audit Committee held 6 meetings during the fiscal year ended February 3, 2007.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended February 3, 2007 for filing with the SEC. The Committee and the Board also have recommended, subject to shareholder approval, the selection of our independent registered public accounting firm.

Pursuant to Section 404 of the Sarbanes-Oxley Act, management was required to prepare as part of our Annual Report on Form 10-K for the year ended February 3, 2007 a report by management on its assessment of our internal control over financial reporting, including management’s assessment of the effectiveness of such internal control. Ernst & Young LLP has issued an audit report relative to internal control over financial reporting. During the course of fiscal 2006, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal controls, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit Committee also discussed this process with Ernst & Young LLP. Management’s assessment report and the auditors’ audit report are included as part of our Annual Report on Form 10-K for the year ended February 3, 2007.

The Audit Committee is governed by a written charter, which can be found under “Corporate Governance” of the Investor Relations page of our website at www.casualmaleXL.com. The members of the Audit Committee are considered independent because they satisfy the independence requirements for Board members prescribed by the Nasdaq listing standards and Rule 10A-3 of the Exchange Act.

THE AUDIT COMMITTEE

Jesse Choper, Chairman of the Audit Committee

Alan S. Bernikow

George T. Porter, Jr.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy these reports and other information filed by us at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The address of this website is http://www.sec.gov.

Access to this information as well as other information on our Company is also available on our website at http://www.casualmaleXL.com and clicking on “Investor Relations.”

SOLICITATION

We will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by certain of our officers, directors and employees without extra compensation, by telephone, facsimile or personal interview. We have retained D.F. King & Company, Inc. for a fee not to exceed $5,000 to aid in solicitation of proxies.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one copy of the Proxy Statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders in question. If you are one of a number of stockholders sharing a single address and would like to receive a separate copy of the Proxy Statement or if you would like to request that we send you a separate copy of annual reports or proxy statements, as applicable, in the future, please contact us at 555 Turnpike Street, Canton Massachusetts 02021. We will send you a copy of the Proxy Statement promptly after we receive your written or oral request.

STOCKHOLDER PROPOSALS

Under the rules of the SEC, in order for any stockholder proposal to be included in our proxy statement and proxy card for presentation at the 2008 Annual Meeting of Stockholders, the proposal must be received by the Secretary of our Company at our principal executive offices by February 25, 2008 (120 days before the anniversary of the date this Proxy Statement is being mailed to our stockholders).

Our By-Laws provide that for business to be properly brought before an Annual Meeting of Stockholders (or any Special Meeting in lieu of Annual Meeting of Stockholders), a stockholder must: (i) give timely written notice to the Secretary of our Company describing any proposal to be brought before such meeting; and (ii) be present at such Annual Meeting, either in person or by a representative. Such procedural requirements are fully set forth in Section 3.14 of our By-Laws. A stockholder’s notice will be timely if delivered to, or mailed to and received by, us not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting (the “Anniversary Date”). To bring an item of business before the 2008 Annual Meeting, a stockholder must deliver the requisite notice of such item to the Secretary of our Company not before April 2, 2008 or after May 17, 2008. In the event the Annual Meeting is scheduled to be held on a date more than 30 days before the Anniversary Date or more than 60 days after the Anniversary Date, however, a stockholder’s notice will be timely delivered to, or mailed to, and received by, us not later than the close of business on the later of (a) the 75th day prior to the scheduled date of such Annual Meeting or (b) the 15th day following the day on which public announcement of the date of such Annual Meeting is first made by us.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our Board of Directors maintains a process for stockholders to communicate with them. Stockholders wishing to communicate with our Board should direct their communications to: Secretary of the Company, Casual Male Retail Group, Inc., 555 Turnpike Street, Canton, Massachusetts 02021. Any such communication must state the number of shares beneficially owned by the stockholder sending the communication. The Secretary will forward such communication to all of the members of the Board of Directors or to any individual director or directors to whom the communication is directed; provided, however, that if the communication is unduly hostile, profane, threatening, illegal or otherwise inappropriate, then the Secretary has the authority to discard the communication or take appropriate legal action in response to the communication.

OTHER MATTERS

As of this date, our management knows of no business, which may properly come before the Annual Meeting other than that stated in the Notice of Annual Meeting of Stockholders. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them.

CASUAL MALE RETAIL GROUP, INC.

Notice of 2007 Annual Meeting of

Stockholders and Proxy Statement

Tuesday, July 31, 2007

10:00 A.M.

Greenberg Traurig, LLP

200 Park Avenue

MetLife Building

15th Floor

New York, New York

Please sign your proxy and

return it in the enclosed

postage-paid envelope so

that you may be represented

at the Annual Meeting.

CASUAL MALE RETAIL GROUP, INC.

555 Turnpike Street

Canton, Massachusetts 02021

This Proxy Is Solicited On Behalf Of The Board Of Directors

For The Annual Meeting Of Stockholders To Be Held On July 31, 2007

The undersigned stockholder of Casual Male Retail Group, Inc., hereby appoints Seymour Holtzman and David A. Levin, and each of them, proxies, with full power of substitution to each and to each substitute appointed pursuant to such power, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Tuesday, July 31, 2007, at 10:00 A.M. local time, at the offices of Greenberg Traurig, LLP, 200 Park Avenue, MetLife Building, 15th Floor, New York, New York, and at any adjournment thereof, with all powers the undersigned would possess if personally present, as set forth on the reverse hereof, upon the matters set forth thereon and more fully described in the Notice and Proxy Statement for such Annual Meeting, and, in their discretion, upon all such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all proxies, if any, hitherto given by the undersigned for such Annual Meeting.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

CASUAL MALE RETAIL GROUP, INC.

July 31, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

20830000000000001000 3	073107

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES NAMED BELOW.					FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Seymour Holtzman O David A. Levin O Alan S. Bernikow O Jesse Choper O Ward K. Mooney O George T. Porter, Jr. O Mitchell S. Presser O Robert L. Sockolov		2. Ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.	☐	☐	☐
IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED IT WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFIC DIRECTION IS GIVEN, IT WILL BE VOTED “FOR” EACH OF THE PROPOSALS. RECEIPT IS HEREBY ACKNOWLEDGED OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF CASUAL MALE RETAIL GROUP, INC. DATED JUNE 4, 2007.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.